Exhibit 4.26
GENERAL UNSECURED CLAIMS TRUST AGREEMENT
    Dated as of February 19, 2026
by and between
Azul S.A. and its
Affiliated Debtors and Debtors-in-Possession
and
U.S. Bank Trust National Association
as GUC Trustee

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GUC TRUST AGREEMENT
This General Unsecured Claims Trust Agreement (as it may be amended, modified, supplemented, or restated from time to time, the “GUC Trust Agreement”), dated as of February 19, 2026, is made and entered into by and among Azul S.A. and its affiliated debtors and debtors-in-possession (each a “Debtor” and collectively, the “Debtors”)1 in the Chapter 11 Cases, and U.S. Bank Trust National Association, solely in its capacity as GUC Trustee (as defined herein, and together with the Debtors, the “Parties” and each a “Party”) for the purpose of forming a trust, and is executed in connection with and pursuant to the terms of the Joint Chapter 11 Plan of Reorganization of Azul S.A. and Its Debtor Affiliates [Docket No. 1031] (as it may be amended, modified, supplemented, or restated from time to time, the “Plan”), which provides for, among other things, the establishment of the trust evidenced hereby (the “GUC Trust”). For purposes of this GUC Trust Agreement, references to the GUC Trust shall include the GUC Trustee acting for or on behalf the GUC Trust as the context may require, but solely in its capacity as such GUC Trustee.
RECITALS
WHEREAS, on May 28, 2025, the Debtors commenced the Chapter 11 Cases by filing voluntary chapter 11 petitions in the Bankruptcy Court;
WHEREAS, on December 19, 2025, the Bankruptcy Court entered an order confirming the Plan [Docket No. 1090] (the “Confirmation Order”);
WHEREAS, the Plan provides for, among other things, the creation of the GUC Trust on or before the Effective Date to hold, administer, manage, sell, liquidate and distribute the GUC Trust Assets to the GUC Trust Beneficiaries (as defined below) in accordance with the terms of the Plan, the Confirmation Order, and this GUC Trust Agreement;
WHEREAS, the GUC Trust is established for the benefit of Holders of Allowed General Unsecured Claims that have made the GUC Trust Election (the “GUC Trust Beneficiaries”);
1     The debtors and debtors-in-possession in the chapter 11 cases, along with the last four digits of their respective tax, employer identification, or Delaware file numbers (as applicable), are as follows: Azul S.A. (CNPJ: 5.994); Azul Linhas Aéreas Brasileiras S.A. (CNPJ: 6.295); IntelAzul S.A. (CNPJ: 8.624); ATS Viagens e Turismo Ltda. (CNPJ: 3.213); Azul Secured Finance II LLP (EIN: 2619); Azul Secured Finance LLP (EIN: 9978); Canela Investments (EIN: 4987); Azul Investments LLP (EIN: 2977); Azul Finance LLC (EIN: 2283); Azul Finance 2 LLC (EIN: 4898); Blue Sabia LLC (EIN: 4187); Azul SOL LLC (EIN: 0525); Azul Saira LLC (EIN: 8801); Azul Conecta Ltda. (CNPJ: 3.318); Cruzeiro Participações S.A. (CNPJ: 7.497); ATSVP – Viagens Portugal, Unipessoal LDA. (NIF: 2968); Azul IP Cayman Holdco Ltd. (N/A); Azul IP Cayman Ltd. (N/A); Canela Turbo Three LLC (EIN: 4043); and Canela 336 LLC (Del. File No.: 6717). The Debtors’ corporate headquarters is located at Avenida Marcos Penteado de Ulhôa Rodrigues, nº 939, 8º floor, Edifício Jatobá, Condomínio Castelo Branco Office Park, Tamboré, 06460-040, Barueri, São Paulo, Brazil.

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provided, however, for the avoidance of doubt, the Holders of any 1L Deficiency Claims or any 2L Notes Deficiency Claims (in their capacity as such) shall not be GUC Trust Beneficiaries;
WHEREAS, the powers, authority, responsibilities, and duties of the GUC Trustee shall be governed by the Plan, the Confirmation Order, and this GUC Trust Agreement;
WHEREAS, the GUC Trust shall have no objective or authority to continue or to engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the purpose of the GUC Trust as set forth in the Plan, the Confirmation Order, and this GUC Trust Agreement;
WHEREAS, the GUC Trust shall not be deemed a successor in interest of the Debtors for any purpose;
WHEREAS, this GUC Trust Agreement is intended to supplement, complement, and implement the Plan;
WHEREAS, the GUC Trust is intended to qualify as a liquidating trust within the meaning of U.S. Treasury Regulation (“Treasury Regulation”) Section 301.7701-4(d) and to be exempt from the requirements of the Investment Company Action of 1940;
WHEREAS, the GUC Trust (excluding any reserve for Disputed General Unsecured Claims) is intended to be treated as a “grantor trust” for U.S. federal income tax purposes within the meaning of sections 671 through 677 of the IRC, with the GUC Trust Beneficiaries treated as the grantors of the GUC Trust as set forth below;
WHEREAS, the Debtors, the Reorganized Debtors (upon the Effective Date), the GUC Trustee, and the GUC Trust Beneficiaries agree to treat, for all U.S. federal income tax purposes, the transfer of the GUC Trust Assets (excluding any reserve for Disputed General Unsecured Claims) as a deemed transfer of such GUC Trust Assets by the Debtors to the GUC Trust Beneficiaries on account of their Allowed General Unsecured Claims under the Plan, followed by a deemed transfer of such GUC Trust Assets by the GUC Trust Beneficiaries to the GUC Trust in exchange for the beneficial interests described herein, and to treat the GUC Trust Beneficiaries as the grantors and beneficial owners of the GUC Trust in accordance with Treasury Regulation Section 301.7701-4 (excluding any reserve for Disputed General Unsecured Claims) and, therefore, the GUC Trust Beneficiaries shall be responsible for the payment of tax on their respective allocable share of the taxable income of the GUC Trust;
WHEREAS, the GUC Trustee may determine the best way to report for tax purposes with respect to any reserve for any Disputed General Unsecured Claim, including, but not limited to, filing a tax election to treat any such reserve as a “disputed ownership fund” within the meaning of Treasury Regulation Section 1.468B-9 for U.S. federal income tax purposes (“DOF”); and

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WHEREAS, the Bankruptcy Court shall have jurisdiction over the GUC Trust, as provided in the Plan, the Confirmation Order, and this GUC Trust Agreement.
NOW, THEREFORE, in consideration of Plan promises and the mutual covenants contained herein and in the Plan, the Debtors and the GUC Trustee agree as follows:
ARTICLE I.
DEFINITIONS AND INTERPRETATIONS
1.1.Definitions. All capitalized terms used in this GUC Trust Agreement that are not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan. The following capitalized terms used herein shall have the meanings described below:
1.1.1“Chapter 11 Cases” shall mean the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on the Petition Date that are jointly administered in the case styled In re Azul S.A., et al., Case No. 25-11176 (SHL).
1.1.2“Claim Agent” shall mean Stretto, Inc.
1.1.3“Claim Register” shall mean the official register of General Unsecured Claims based on the list of Holders of outstanding General Unsecured Claims maintained by the Claim Agent as of the Effective Date of the Plan.
1.1.4“Corporate Trust Office” shall mean the principal corporate trust office of the GUC Trustee at which at any particular time its corporate trust business shall be administered.
1.1.5“Distribution” shall mean any transfer or payment made to the GUC Trust Beneficiaries of GUC Trust Net Assets pursuant to the Plan, the Confirmation Order, and this GUC Trust Agreement.
1.1.6“GUC CVR” shall have the meaning given to such term in the Plan.
1.1.7“GUC Trust Assets” shall have the meaning given to such term in the Plan.
1.1.8“GUC Trust Cash” shall have the meaning given to such term in the Plan.
1.1.9“GUC Trust Fees and Expenses” shall have the meaning given to such term in the Plan.
1.1.10“GUC Trust Interests” shall have the meaning given to such term in the Plan.
1.1.11“GUC Trust Net Assets” shall mean the GUC Trust Assets (including any proceeds or income realized therefrom) less the GUC Trust Fees and Expenses and operating reserves.

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1.1.12“GUC Trust Oversight Board” shall have the meaning given to such term in Article 8.1 hereof.
1.1.13“GUC Trust Register” shall have the meaning given to such term in Article 5.5 hereof.
1.1.14“GUC Trustee” shall mean, in its capacity as such, (x) initially, the person or entity named in the introductory paragraph to this GUC Trust Agreement as the GUC Trustee, and (y) any successors or replacements duly appointed under the terms of this GUC Trust Agreement.
1.1.15“GUC Warrants” shall have the meaning given to such term in the Plan.
1.1.16“IRC” shall refer to the Internal Revenue Code of 1986, as amended.
1.1.17“Material Decision” shall have the meaning given to such term in Article 8.4 hereof.
1.1.18“New Equity Interests” shall have the meaning given to such term in the Plan.
1.1.19“Responsible Officer” shall mean, when used with respect to the GUC Trustee, any senior vice president or vice president in the Corporate Trust Office of the GUC Trustee with specific authority for the administration of the GUC Trust on behalf of the GUC Trustee.
1.1.20“Schedules and Statements” shall mean the Debtors’ schedules of assets and liabilities and statements of financial affairs filed in the Chapter 11 Cases, as amended or supplemented.
1.1.21“Treasury Regulations” shall mean means the regulations promulgated under the IRC by the United States Department of the Treasury.
1.1.22“Unsecured Indenture Trustee Expenses” shall have the meaning given to such term in the Plan.
1.2.Conflict Among Plan Documents. The Plan and the Confirmation Order are each hereby incorporated into this GUC Trust Agreement and made part hereof by this reference. In the case of any inconsistency between the terms of this GUC Trust Agreement and the terms of the Plan and/or the Confirmation Order, each shall have controlling effect in the following rank order: (1) this GUC Trust Agreement, (2) the Confirmation Order, and (3) the Plan. This GUC Trust Agreement shall not be construed to impair or limit in any way the rights of any Person under the Plan or the Confirmation Order.
1.3.Particular Words. Reference in this GUC Trust Agreement to any Article is, unless otherwise specified, to that such Article under this GUC Trust Agreement. The words “hereof,” “herein,” “hereinafter,” and similar terms shall refer to this GUC Trust Agreement in its entirety and not to any particular Article of this GUC Trust Agreement specifically.

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ARTICLE II.
ESTABLISHMENT, PURPOSE, AND FUNDING OF GUC TRUST
2.1.Creation and Name.
2.1.1On the date hereof, this GUC Trust Agreement shall become effective and the GUC Trustee is directed to execute and file a certificate of trust with the Delaware Secretary of State. It is the intention of the parties hereto that the GUC Trust hereby created constitutes a statutory trust under Chapter 38 of Title 12 of the Delaware Code (12 Delaware Code § 3801 et seq.) (the “Act”) and that this document constitutes the governing instrument of the GUC Trust, and is in accordance with Treasury Regulation Section 301.7701-4(d) and Revenue Procedure 94-45. The GUC Trust shall be named the “Azul GUC Trust,” or such variation thereof as the GUC Trustee sees fit (subject to compliance with the Act).
2.2.Purpose of the GUC Trust.
2.2.1The Debtors and the GUC Trustee, pursuant to the Plan and the Confirmation Order and in accordance with the Bankruptcy Code, hereby establish the GUC Trust and appoint the GUC Trustee for the purposes of: (i) holding, administering, managing, selling, investing, liquidating, exercising any rights arising from, and distributing the GUC Trust Assets for the benefit of the GUC Trust Beneficiaries in accordance with the terms and conditions of the Plan, the Confirmation Order, and this GUC Trust Agreement; and (ii) performing such other functions as are consistent with and reasonably deemed by the GUC Trustee to be necessary and proper to implement the provisions of the Plan, the Confirmation Order and this GUC Trust Agreement.
2.2.2The GUC Trust’s primary purpose and the primary purpose for which the GUC Trustee is appointed is to liquidate and distribute the GUC Trust Net Assets with no objective to continue or engage in the conduct of a trade or business except to the extent reasonably necessary to provide for the orderly liquidation and distribution thereof and consistent with the liquidating purposes of the GUC Trust. The GUC Trust shall be terminated in accordance with the terms of this GUC Trust Agreement.
2.3.Transfer of GUC Trust Assets.
2.3.1Upon the Effective Date, the Debtors will cause the transfer of the GUC Trust Assets to the GUC Trust. The GUC Trust Assets shall vest or be deemed to have vested in the GUC Trust irrevocably and automatically upon the occurrence of the Effective Date without further action by any Person, free and clear of all claims, liens, interests and other encumbrances. Such transfer shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use, or other similar tax, considering that no gain should be recognized by the GUC Trust in such transaction. The act of transferring the GUC Trust Assets, as authorized by the Plan, the Confirmation Order, and this GUC Trust Agreement, shall be carried out in accordance with applicable law and regulations and shall not be construed to destroy or limit any such assets or rights or be construed as a waiver of any right, and such rights may be asserted by the GUC Trust as if the asset or right was still held by the Debtors or the Reorganized Debtors, as applicable.
2.3.2Each Debtor hereby grants, releases, assigns, conveys, transfers and delivers, on behalf of the GUC Trust Beneficiaries, all of the GUC Trust Assets owned, held, possessed or controlled by such Debtor to the GUC Trust as of the Effective Date, in trust for the

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benefit of GUC Trust Beneficiaries, for the uses and purposes as specified in this GUC Trust Agreement, the Plan and the Confirmation Order. After the Effective Date, neither the Debtors, the Reorganized Debtors, nor any party other than the GUC Trust and the GUC Trust Beneficiaries shall have any interest in the GUC Trust Assets.
2.3.3For all U.S. federal, state, and local income tax purposes, the Debtors, the GUC Trust Beneficiaries, and the GUC Trustee shall treat the transfer of the GUC Trust Assets to the GUC Trust as a deemed transfer of the GUC Trust Assets (excluding any reserve for Disputed General Unsecured Claims) by the Debtors to the GUC Trust Beneficiaries on account of their Allowed General Unsecured Claims under the Plan, followed by a deemed transfer of such GUC Trust Assets by the GUC Trust Beneficiaries to the GUC Trust in exchange for their beneficial interests in the GUC Trust. The GUC Trust Beneficiaries shall be treated as the grantors and beneficial owners of the GUC Trust for U.S. federal income tax purposes (excluding any reserve for Disputed General Unsecured Claims).
2.3.4To the extent that any GUC Trust Assets cannot be transferred to the GUC Trust because of a restriction on transferability under applicable non-bankruptcy law that is not superseded or preempted by Section 1123 of the Bankruptcy Code or any other provision of the Bankruptcy Code, such GUC Trust Assets shall be deemed to have been retained by the Debtors or their successor (other than for tax purposes) and the GUC Trustee shall be deemed to have been designated as a representative of the Debtors or their successor pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code to enforce and pursue such GUC Trust Assets on the behalf of the Debtors or their successor for the benefit of the GUC Trust and the GUC Trust Beneficiaries. For the avoidance of doubt, all net proceeds of the GUC Trust Assets shall be liquidated and distributed consistent with the provisions of the Plan, the Confirmation Order, and this GUC Trust Agreement.
ARTICLE III.
 ADMINISTRATION OF THE GUC TRUST
3.1.Rights, Powers, and Privileges. In connection with the administration of the GUC Trust, the GUC Trustee is authorized to perform any and all acts necessary or desirable to accomplish the purposes of the GUC Trust (including, without limitation, all powers, rights, and duties under applicable law and as may be required by any governmental authority); provided, however, that: (i) the GUC Trustee shall not perform any acts that are inconsistent with the Plan, the Confirmation Order, or this GUC Trust Agreement; and (ii) any Material Decision (as defined below) will require the approval of the GUC Trust Oversight Board in accordance with Article 8.4 hereof. The GUC Trust, acting by and through the GUC Trustee, shall have all of the rights and powers granted under the Plan, the Confirmation Order, and this GUC Trust Agreement, including, and in addition to any powers and authority specifically set forth in other provisions of the Plan, the power to, in accordance with the Plan, the Confirmation Order, and this GUC Trust Agreement:
3.1.1effect all actions and execute all agreements, instruments, and other documents as the GUC Trustee deems necessary or desirable to discharge the Plan and Confirmation Order provisions regarding the GUC Trust, including but not limited to the GUC CVR Documents and those actions permitted by the GUC Trust and GUC Trustee pursuant to the GUC Warrant Documents; provided, however, for the avoidance of doubt, that the treatment, terms and conditions of the GUC CVR and GUC Warrants shall be controlled by the GUC CVR Documents and GUC Warrant Documents, respectively;

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3.1.2perform and exercise any and all rights and obligations of the GUC Trust under the GUC CVR Documents and the GUC Warrant Documents;
3.1.3receive, hold, administer, exercise, manage, protect, sell, invest, liquidate, transfer and distribute the GUC Trust Assets; provided that, for the avoidance of doubt, nothing in this GUC Trust Agreement shall permit the GUC Trustee to transfer, sell or otherwise dispose of the GUC Warrants or GUC CVRs in a manner inconsistent with the GUC Warrant Documents or GUC CVR Documents, respectively;
3.1.4hold legal title to any and all rights for the benefit of the GUC Trust Beneficiaries in or arising from the GUC Trust Assets;
3.1.5in the event that the GUC Trust receives any New Equity Interests on account of the GUC Warrants, receive, hold, administer, manage, protect, sell, invest, liquidate, transfer and distribute the New Equity Interests and any proceeds realized therefrom;
3.1.6establish, as necessary, bank accounts and any other accounts (including custodial accounts) to hold, manage, deposit and distribute the GUC Trust Assets;
3.1.7subject to Articles 3.2 and 3.3.3 hereof, invest monies received by the GUC Trust or otherwise held by the GUC Trust in accordance with this Agreement;
3.1.8utilize GUC Trust Assets to obtain, purchase and maintain all appropriate insurance policies and pay all insurance premiums and costs the GUC Trustee deems necessary or advisable to insure the acts and omissions of the GUC Trustee and the GUC Trust Oversight Board;
3.1.9subject to Articles 3.2, 3.3.1 and 3.3.3 hereof, raise additional funding to support or facilitate any function, duty or responsibility of the GUC Trust or the GUC Trustee, in each case in accordance with this Agreement and subject to approval by the GUC Trust Oversight Board; provided that, for the avoidance of doubt, the Reorganized Debtors shall have no obligation to provide any such additional funding;
3.1.10represent the GUC Trust before any governmental authority (including, without limitation, the Brazilian Central Bank and the Comissão de Valores Mobiliários) and stock exchange;
3.1.11in reliance upon the Schedules and Statements, the Claim Register and/or any other document or report provided by the Debtors or the Reorganized Debtors to the GUC Trust informing the Holders of Allowed General Unsecured Claims that have made the GUC Trust Election, maintain a register of such electing Holders of Allowed General Unsecured Claims evidencing the GUC Trust Interest held by each GUC Trust Beneficiary; provided that the GUC Trustee shall be permitted to retain a third-party agent to maintain such register.
3.1.12calculate and make Distributions to GUC Trust Beneficiaries;
3.1.13employ and (to the extent necessary) compensate, without Bankruptcy Court approval, employees, attorneys, accountants, financial advisors, distribution agents, agents and other professionals as necessary, including such firms and individuals employed in the Chapter 11 Cases, to represent and/or assist the GUC Trustee with respect to its responsibilities

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hereunder and in the Plan and the Confirmation Order, in a manner and upon terms deemed appropriate by the GUC Trustee. For the avoidance of doubt, the GUC Trustee shall pay the reasonable salaries, fees and expenses of such persons from the GUC Trust Assets without further order of the Bankruptcy Court; provided that, for the avoidance of doubt, the Debtors, the Reorganized Debtors, and their Affiliates (and anyone acting on their behalf) shall not be responsible for any such salaries, fees and expenses of GUC Trust;
3.1.14cause the GUC Trust to make all tax withholdings, file tax information returns, take actions necessary or appropriate to comply with withholding and reporting requirements, file and prosecute tax refund claims, make tax elections by and on behalf of the GUC Trust, and file tax returns for the GUC Trust as a grantor trust under IRC Section 671 and Treasury Regulation Section 1.671-4 pursuant to and in accordance with the Plan, the Confirmation Order, this GUC Trust Agreement, and applicable law, and pay taxes, if any, payable for and on behalf of the GUC Trust, and, as soon as reasonably practicable after the close of each year, furnish to each GUC Trust Beneficiary such information, including the statements required by Treasury Regulation Section 1.671-4, regarding the amount of such beneficiary’s share in the GUC Trust’s items of income, gain, deduction, loss, and credit for such year;
3.1.15cause any reserve for Disputed General Unsecured Claims to make all tax withholdings, file tax information returns, take actions necessary or appropriate to comply with withholding and reporting requirements, file and prosecute tax refund claims, make tax elections, and file tax returns, including as a DOF if the GUC Trustee elects to treat any reserve for Disputed General Unsecured Claims as a DOF, pursuant to and in accordance with the Plan, the Confirmation Order, this GUC Trust Agreement, and applicable law, and pay taxes, if any, payable for and on behalf of any reserve for Disputed General Unsecured Claims;
3.1.16require GUC Trust Beneficiaries to provide an IRS Form W-9 or an appropriate IRS Form W-8 and any other IRS Form and any other information necessary to allow the GUC Trustee and the GUC Trust to comply with all withholding, payment, and reporting requirements with respect to taxes;
3.1.17apply to the Bankruptcy Court for authority to: (i) reserve any amount necessary to dissolve the GUC Trust; (ii) donate any balance to a charitable organization (A) described in IRC Section 501(c)(3), (B) exempt from U.S. federal income tax under IRC Section 501(a), (C) not a “private foundation” as defined in IRC Section 509(a), and (D) that is unrelated to the Debtors, the GUC Trust, and any insider of the GUC Trustee; and (iii) dissolve the GUC Trust;
3.1.18appear and participate in any proceeding before the Bankruptcy Court or any other court with respect to any matter in connection with the GUC Trust and the GUC Trustee;
3.1.19subject to and as provided under the Plan, appear before the Bankruptcy Court with respect to matters arising out of or related to reconciliation, Allowance, and settlement of any General Unsecured Claims that remain Disputed, as well as any objections thereto, and consult with the Reorganized Debtors with respect to the Allowance of any General

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Unsecured Claims in excess of $2,000,000;2 provided that, the foregoing shall not require the GUC Trustee to appear with respect to and/or object to the Allowance of any General Unsecured Claim and, for the avoidance of doubt, the GUC Trustee shall act as a fiduciary solely to the GUC Trust Beneficiaries;
3.1.20pay all GUC Trust Fees and Expenses from the GUC Trust Assets without Bankruptcy Court approval;
3.1.21exercise such other powers as may be vested in the GUC Trust or the GUC Trustee by order of the Bankruptcy Court or pursuant to the Plan, the Confirmation Order, or this GUC Trust Agreement; and
3.1.22execute and deliver such other agreements and documents and to perform any other functions as the GUC Trustee deems necessary or desirable to effectuate and carry out the purposes of the GUC Trust as set forth in the Plan and this GUC Trust Agreement.
3.2.Investment and Safekeeping of GUC Trust Assets.
3.2.1All GUC Trust Assets received by the GUC Trust shall, until distributed or paid as provided in this GUC Trust Agreement, the Plan, or the Confirmation Order, be held by the GUC Trust, including any sub-accounts or, with respect to the GUC Warrants and the GUC CVR, any custodial accounts established by the GUC Trustee, for the benefit of the GUC Trust Beneficiaries in accordance with this GUC Trust Agreement.
3.2.2The GUC Trustee shall be under no obligation to generate or produce, or have any liability for, interest or other income on any monies received by the GUC Trust and held for distribution or payment to the GUC Trust Beneficiaries, except as such interest or income shall be actually received by the GUC Trustee. Investments of any monies held by the GUC Trustee shall be administered in view of the manner in which individuals of ordinary prudence, discretion, and judgment would act in the management of their own affairs; provided, however, that the right and power of the GUC Trustee to invest monies held by the GUC Trustee, or any income earned by the GUC Trust shall be limited to the right and power to invest such monies, pending periodic Distributions in accordance with the terms hereof, the Plan, and the Confirmation Order. For the avoidance of doubt, the investment powers of the GUC Trustee in this GUC Trust Agreement, other than those reasonably necessary to maintain the value of the GUC Trust Assets and the liquidation purpose of the GUC Trust, are limited to powers to invest in demand and time deposits, such as short term certificates of deposits, in banks or other savings institutions, or other temporary, liquid investments, such as treasury bills, and in all cases limited only to those assets permitted to be made by a “liquidating trust” within the meaning of Treasury Regulation Section 301.7701-4(d).
3.2.3GUC Trust Beneficiaries shall be entitled to interest (if any) generated on account of the GUC Trust Assets that provide the basis for Distributions on the corresponding GUC Trust Interests.
3.2.4Notwithstanding anything herein to the contrary, the GUC Trust shall not (i) hold any operating assets of a going business, a partnership interest in a partnership that holds
2     For the avoidance of doubt, the Reorganized Debtors will be free to reconcile, Allow, and settle claims at or below $2,000,000 in accordance with the terms of the Plan, including Section 4.4(b) thereof.

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operating assets, or 50% or more of the stock of a corporation with operating assets; (ii) except in connection with exercising the GUC Warrants and/or monetizing the value of the GUC Warrants, receive transfers of listed stocks or securities or other readily marketable assets; and (iii) receive or retain cash or cash equivalents in excess of a reasonable amount to meet claims and contingent liabilities (including Disputed Claims) or to maintain the value of the GUC Trust Net Assets during liquidation.
3.3.Limitations on GUC Trustee.
3.3.1On behalf of the GUC Trust or the GUC Trust Beneficiaries, the GUC Trustee shall not at any time: (i) enter into or engage in any trade or business (other than the management and disposition of the GUC Trust Assets), and no part of the GUC Trust Assets or the proceeds, revenue, or income therefrom shall be used or disposed of by the GUC Trust in furtherance of any trade or business; (ii) except as provided in Article 3.2 hereof, reinvest any GUC Trust Assets; or (iii) take any action that would jeopardize treatment of the GUC Trust as a “liquidating trust” within the meaning of Treasury Regulation Section 301.7701-4(d).
3.3.2Other than as contemplated by the Plan, the Confirmation Order, or this GUC Trust Agreement, the GUC Trustee, on behalf of the GUC Trust, is not empowered to incur indebtedness.
3.3.3As provided in Article 3.2 hereof, the GUC Trustee may, but is not required to, invest the Cash of the GUC Trust, including any earnings thereon or proceeds therefrom, any Cash realized from the liquidation of the GUC Trust Net Assets, or any Cash that is remitted to the GUC Trust from any other Person, which investments, for the avoidance of doubt, will not be required to comply with section 345(b) of the Bankruptcy Code; provided, however, that such investments must be investments that are permitted to be made by a “liquidating trust” within the meaning of Treasury Regulation Section 301.7701-4(d), as reflected therein, or under applicable guidelines, rulings, or other controlling authorities, including, in accordance with Revenue Procedure 94-45, 1994-2 C.B. 684. The GUC Trustee shall have no liability in the event of the insolvency or failure of any institution in which they have invested any funds of the GUC Trust nor for any investment losses incurred in connection with such investments.
3.3.4Notwithstanding anything contained herein, the GUC Trustee shall not take any action or position contrary to the Plan with respect to the classification and treatment of General Unsecured Claims.
3.4.Bankruptcy Court Approval of GUC Trustee Actions.
3.4.1Except as provided in the Plan, the Confirmation Order or otherwise specified in this GUC Trust Agreement, the GUC Trustee need not obtain any further order or approval of the Bankruptcy Court in the exercise of any power, rights, or discretion conferred to the GUC Trustee under the Plan, the Confirmation Order, or this GUC Trust Agreement, or account to the Bankruptcy Court.
3.4.2Notwithstanding the foregoing, the GUC Trustee shall have the right to submit to the Bankruptcy Court any question or questions, disputes, or other issues regarding which the GUC Trustee may desire to have explicit approval of the Bankruptcy Court that relate to any specific action proposed to be taken by the GUC Trust with respect to any of the GUC

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Trust Assets, this GUC Trust Agreement, the Plan, or the Confirmation Order, including the liquidation or distribution of any GUC Trust Net Assets. In the event the GUC Trustee seeks explicit approval of the Bankruptcy Court for the taking of any specific action proposed to be taken by the GUC Trust with respect to any of the GUC Trust Assets, this GUC Trust Agreement, the Plan, or the Confirmation Order, the GUC Trustee shall have no obligation or liability in connection with such specific action prior to receipt of explicit approval of the Bankruptcy Court so requested by the GUC Trustee. The Bankruptcy Court shall retain jurisdiction and power for such purposes and shall approve or disapprove any such proposed action upon motion by the GUC Trust.
3.5.Reliance by GUC Trustee.
3.5.1The GUC Trustee may conclusively rely upon, and shall be fully protected in acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by them to be genuine and to have been signed or presented by the applicable party or parties.
3.5.2The GUC Trustee may consult with any and all of the GUC Trustee’s professionals and the GUC Trustee shall not be liable for any action taken or omitted to be taken by the GUC Trustee in accordance with the advice of such professionals.
3.5.3Persons dealing with the GUC Trustee shall look only to the GUC Trust Assets, and to no other asset or property of any kind or character to satisfy any liability incurred, including judgments or orders of any court, by the GUC Trustee to such Person in carrying out the terms of this GUC Trust Agreement, and the GUC Trustee shall not have any personal obligation to satisfy any such liability.
3.6.Representative Status of GUC Trustee. To the extent necessary and appropriate, the GUC Trustee will be an Estate representative solely with respect to the GUC Trust Assets and will have the rights and powers provided for in the Bankruptcy Code, including section 1107 thereof, in addition to all rights and powers granted in the Plan, the Confirmation Order, and this GUC Trust Agreement; but shall not be deemed a successor in interest of the Debtors.
3.7.No Implied Obligations. The GUC Trustee shall not be responsible in any manner whatsoever for the corrections of any recital, statement, representation, or warranty herein. The GUC Trustee shall only have the duties and obligations as are specifically set forth herein, and no implied covenants or obligations shall be read into this GUC Trust Agreement against the GUC Trustee. No provision of the Plan, the Confirmation Order, and this GUC Trust Agreement shall be construed to relieve the GUC Trustee from liability that otherwise would result from any such act or omission to the extent such act or omission is determined to have constituted willful misconduct, gross negligence, or intentional fraud of the GUC Trustee; provided, however, that:
3.7.1with respect to any trust rights or power conferred upon the GUC Trustee under this GUC Trust Agreement, the GUC Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it or for any error in judgment made in good faith; unless it shall be determined that the GUC Trustee was grossly negligent in taking, suffering or omitting such action or error in judgment; provided that such action or inaction does not constitute gross negligence, willful misconduct, or intentional fraud;

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3.7.2any determination of intentional fraud, gross negligence, or willful misconduct of the GUC Trustee shall be made only upon the rendering of a final judgment of a court of competent jurisdiction that is no longer subject to appeal or review; and
3.7.3the GUC Trustee shall be deemed to be acting solely in its capacity as trustee in connection with the administration of the GUC Trust and not in its individual capacity, and as such, shall not be individually responsible for the payment of any obligations or liabilities of the GUC Trust, including, without limitation, liabilities of the GUC Trust for the payment of taxes.
3.8.Additional Tax Compliance. All of the GUC Trust’s income shall be treated as subject to tax on a current basis. Allocations of taxable income with respect to the GUC Trust (excluding any income allocable to reserve for Disputed General Unsecured Claims) shall be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (without regard to any restriction on distributions described herein) if, immediately before such deemed distribution, the GUC Trust had distributed all of its other assets (valued for this purpose at their tax book value and excluding any reserve for Disputed General Unsecured Claims) to the GUC Trust Beneficiaries, taking into account all prior and concurrent distributions from the GUC Trust. Similarly, taxable losses of the GUC Trust (other than any loss allocable to any reserve for Disputed General Unsecured Claims) will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining assets. The tax book value of the assets for this purpose shall equal their respective fair market values on the Effective Date or, if later, the date such assets were acquired, adjusted in either case in accordance with the tax accounting principles prescribed by the applicable provisions of the IRC, Treasury Regulation and other applicable administrative and judicial authorities and pronouncements.
3.9.Fiscal Year. The fiscal year of the GUC Trust shall be the calendar year.
ARTICLE IV.
DISTRIBUTIONS FROM THE GUC TRUST
4.1.Distributions to GUC Trust Beneficiaries from GUC Trust Net Assets.
4.1.1The GUC Trust shall have the sole power and authority to distribute the GUC Trust Net Assets to the GUC Trust Beneficiaries on account of their GUC Trust Interests. All payments to be made by the GUC Trust to any GUC Trust Beneficiary shall be made only in accordance with the Plan, the Confirmation Order, and this GUC Trust Agreement and from the GUC Trust Net Assets, net of any reserves established by the GUC Trustee or otherwise required by the Plan; provided, however, that such payments will only be made to the extent that the GUC Trust has sufficient GUC Trust Net Assets to make such payments in accordance with and to the extent provided for in the Plan, the Confirmation Order, and this GUC Trust Agreement. Any reserve account created by the GUC Trustee may be established by opening a separate bank account for the GUC Trust, bookkeeping entries, or similar method.
4.1.2Within sixty (60) days of the Effective Date or as soon as practicable thereafter, if not done prior, the GUC Trustee or its agent shall distribute to all GUC Trust Beneficiaries a form to be completed by such GUC Trust Beneficiary requesting tax identification information from the GUC Trust Beneficiary. The GUC Trustee shall not be

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required to make a Distribution to any GUC Trust Beneficiary who has not returned a completed form to the GUC Trustee.
4.2.Establishment of Disputed Claim Reserve. The GUC Trustee may, but is not required, to establish a reserve for Holders of Disputed General Unsecured Claims that make the GUC Trust Election to reserve GUC Trust Interests and, if applicable, GUC Trust Net Assets pending the Allowance of such Disputed General Unsecured Claims.
4.2.1Timing of Distributions of GUC Trust Net Assets. Except as otherwise set forth in the Plan, the Confirmation Order, or this GUC Trust Agreement, the GUC Trustee shall have discretion to determine the timing of any Distributions; provided, however, that: (i) in the event that the GUC Trust receives any proceeds on account of the GUC CVR, the GUC Trust shall make a Distribution within thirty (30) days after receiving any such proceeds, or as soon as reasonably practicable thereafter; and (ii) in the event that the GUC Trust exercises, transfers, sells, liquidates, or receives any proceeds on account of the GUC Warrants, the GUC Trust shall make a Distribution within thirty (30) days after such transfer, sale, liquidation or receiving such proceeds, or as soon as reasonably practicable after such event. Any payment or other Distribution required to be made under this GUC Trust Agreement on a day other than a Business Day shall be due on the next succeeding Business Day but shall be deemed to have been made on the required date.
4.3.Fees and Expenses.
4.3.1From and after the Effective Date, in accordance with the Plan, the Confirmation Order, and this GUC Trust Agreement, the GUC Trust is authorized to pay all GUC Trust Fees and Expenses from the GUC Trust Assets without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, and without any requirement for Bankruptcy Court review or approval. The Debtors, the Reorganized Debtors, or any of their Affiliates (or anyone acting on their behalf) shall not be responsible for any costs, fees, or expenses of the GUC Trust.
4.3.2On the Effective Date or as soon as practical thereafter, the GUC Trust shall pay the Unsecured Indenture Trustee Expenses and all on-going fees and expenses of the 2026 Notes Trustee, Lessor/OEM PIK 2030 Notes Trustee, Lessor/OEM PIK 2032 Notes Trustee, Stub 2028 Notes Trustee, and Stub 2029/2030 Notes Trustee, as well as the professionals retained by, or on behalf of, the 2026 Notes Trustee, Lessor/OEM PIK 2030 Notes Trustee, Lessor/OEM PIK 2032 Notes Trustee, Stub 2028 Notes Trustee, and Stub 2029/2030 Notes Trustee (each as defined in the Plan).
4.4.Payments Limited to GUC Trust Net Assets. All payments to be made by the GUC Trust to or for the benefit of any GUC Trust Beneficiary shall be made only to the extent that the GUC Trust has sufficient funds or reserves to make such payments in accordance with this GUC Trust Agreement, the Plan, and the Confirmation Order. Each GUC Trust Beneficiary shall have recourse only to the GUC Net Trust Assets for Distributions under this GUC Trust Agreement and the Plan.
4.5.Compliance with Laws. Any and all Distributions of GUC Trust Net Assets shall be in compliance with applicable laws except as may be expressly provided in the Plan, the Confirmation Order, or this GUC Trust Agreement. Without limiting the generality of the foregoing: (i) the GUC Trust shall make Distributions from the GUC Trust to the GUC Trust Beneficiaries at least annually, solely to the extent that the GUC Trustee determines the GUC

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Trust has sufficient GUC Trust Net Assets available for distribution; provided, however, that the GUC Trust may, solely to the extent consistent with applicable law as to liquidating trusts, retain such amounts: (A) as are reasonably necessary to meet contingent liabilities (including Disputed Claims), and to maintain the value of the GUC Trust Assets during the term of the GUC Trust; (B) to pay GUC Trust Fees and Expenses; and (C) to satisfy all other liabilities incurred, assumed or projected by the GUC Trust in accordance with the Plan, the Confirmation Order, and this GUC Trust Agreement; and (ii) the GUC Trustee may cause the GUC Trust to withhold and/or pay to the appropriate tax authority from amounts distributable from the GUC Trust to any GUC Trust Beneficiary any and all amounts as may be sufficient to pay the maximum amount of any tax or other charge that has been or might be assessed or imposed by any law, regulation, rule, ruling, directive, or other governmental requirement on such GUC Trust Beneficiary or the GUC Trust with respect to the amount to be distributed to such GUC Trust Beneficiary. The GUC Trustee shall determine such maximum amount to be withheld by the GUC Trust and shall cause the GUC Trust to distribute to such GUC Trust Beneficiary any excess amount withheld. All such amounts withheld and paid to the appropriate tax authority (or reserved pending resolution of the need to withhold) shall be treated as amounts distributed to such GUC Trust Beneficiary for all purposes of this GUC Trust Agreement.
4.6.Setoff Rights. The GUC Trust may, but shall not be required to, setoff against or recoup from a GUC Trust Beneficiary to whom Distributions are to be made hereunder, claims, rights, and causes of action of any nature that the GUC Trust may have against such GUC Trust Beneficiary. Notwithstanding the foregoing, neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by GUC Trust of any such claims, rights, or Causes of Action that the GUC Trust may possess against such GUC Trust Beneficiary.
4.7.Right to Object to Claims. As of the Effective Date, subject to and as provided under the Plan, the GUC Trustee shall have standing to appear before the Bankruptcy Court with respect to matters set forth in Section 4.4(b) of the Plan.
4.8.No Distributions Pending Allowance. If all or any portion of a General Unsecured Claim is Disputed, no payment or distributions shall be made on account of any portion of such Claim unless and until all objections to such Claims are resolved by Final Order, the Disputed General Unsecured Claim becomes an Allowed Claim, or as otherwise permitted by the Plan, the Confirmation Order, or this GUC Trust Agreement.
4.9.Unclaimed and Undeliverable Distributions
4.9.1Each GUC Trust Beneficiary shall be responsible for maintaining its correct address with the GUC Trustee and for providing the GUC Trustee with timely written notice of any change of address. The GUC Trustee shall have no obligation to determine the correct address of any GUC Trust Beneficiary. In the event that any Distribution to any GUC Trust Beneficiary is (i) made in the form of a check issued by the GUC Trustee, and such check is not cashed within six (6) months of the date of the issuance thereof, or (ii) a check or wire sent to a GUC Trust Beneficiary is rejected or returned as undeliverable, such check or wire shall be deemed null and void, and the amount of such check or wire shall be deemed an undeliverable distribution. Following the expiration of the six (6) month period that commences on the date of issuance of the check or wire, amounts in respect of the undeliverable distribution shall be deemed unclaimed property and subject to Article 4.9.3 herein.

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4.9.2In the event that any GUC Trust Beneficiary fails to provide any necessary information that is required to facilitate a Distribution within the six (6) month time period following the date of issuance of any check or the wired funds including by providing required tax identification information, no further distribution to such GUC Trust Beneficiary shall be made, and (i) the GUC Trust shall have no further responsibility to such GUC Trust Beneficiary; and (ii) any Distribution to such GUC Trust Beneficiary shall be deemed unclaimed property upon the expiration of the six (6) month time period and revert to the GUC Trust; provided, however, that if the GUC Trustee receives such missing information within the six (6) month time period, the Distributions shall be reissued to such GUC Trust Beneficiary as soon as is reasonably practicable, without interest.
4.9.3All unclaimed property or interests in property shall revert to the GUC Trust without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary), the Claim of any GUC Trust Beneficiary to such unclaimed property or interest in property shall be disallowed, discharged, and forever barred, and the GUC Trust may amend any register, including the GUC Trust Register and the Claim Register, to reflect such disallowance without further order by the Bankruptcy Court
4.10.Conflicting Claims.
4.10.1If any conflicting claims or demands are made or asserted with respect to the beneficial interest of a GUC Trust Beneficiary under this GUC Trust Agreement, or if there is any disagreement between the assignees, transferees, heirs, representatives, or legatees succeeding to all or a part of such an interest resulting in adverse claims or demands being made in connection with such interest, then, in any of such events, the GUC Trustee shall be entitled to refuse to comply with any such conflicting claims or demands.
4.10.2The GUC Trustee, at its sole election, may elect to cause the GUC Trust to make no payment or distribution with respect to the beneficial interest subject to the conflicting claims or demand, or any part thereof, and to refer such conflicting claims or demands to the Bankruptcy Court, which shall have exclusive jurisdiction over resolution of such conflicting claims or demands. Neither the GUC Trust nor the GUC Trustee shall be or become liable to any of such parties for their refusal to comply with any such conflicting claims or demands, nor shall the GUC Trust or GUC Trustee be liable for interest on any funds which may be so withheld.
4.10.3The GUC Trustee shall be entitled to refuse to act until either: (i) the rights of the adverse claimants have been adjudicated by a Final Order of the Bankruptcy Court; or (ii) all differences have been resolved by a valid written agreement among all such parties to the satisfaction of the GUC Trustee, which agreement shall include a complete release of the GUC Trust and the GUC Trustee. Until the GUC Trustee receives written notice that one of the conditions of the preceding sentence is met, the GUC Trustee may deem and treat as the absolute owner under this GUC Trust Agreement of the beneficial interest in the GUC Trust the GUC Trust Beneficiary identified as the owner of that interest in the books and records maintained by the GUC Trustee. The GUC Trustee may deem and treat such GUC Trust Beneficiary as the absolute owner for purposes of receiving Distributions and any payments on account thereof for U.S. federal and state income tax purposes, and for all other purposes whatsoever.
4.10.4In acting or refraining from acting under and in accordance with this Article 4.10, the GUC Trustee shall be fully and completely protected and incur no liability of

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any kind to any purported claimant or any other Person to the extent set forth in Article VI hereof.
4.11.Dissolution of the GUC Trust. Upon dissolution of the GUC Trust, any remaining GUC Trust Net Assets shall be distributed to the GUC Trust Beneficiaries in accordance with the Plan, the Confirmation Order, and this GUC Trust Agreement; provided, however, that if the GUC Trustee reasonably determines that such remaining GUC Trust Net Assets are insufficient to render a further distribution practicable, the GUC Trustee may apply to the Bankruptcy Court for authority to (i) reserve any amount necessary to dissolve the GUC Trust, (ii) donate any balance to a charitable organization (A) described in IRC Section 501(c)(3), (B) exempt from U.S. federal income tax under IRC Section 501(a), (C) not a “private foundation” as defined in IRC Section 509(a), and (D) that is unrelated to the Debtors, the Reorganized Debtors, the GUC Trust, and any insider or affiliate of the GUC Trustee, and (iii) dissolve the GUC Trust.
ARTICLE V.
 INTERESTS AND BENEFICIARIES
5.1.Identification and Addresses of GUC Trust Beneficiaries. In order to determine the actual names and addresses of the GUC Trust Beneficiaries, the GUC Trust is authorized to rely on information provided by the Debtors or the Reorganized Debtors; provided, however, that the GUC Trust may, but is under no obligation to, deliver a notice to the GUC Trust Beneficiaries in order to determine any such actual names and addresses. Such notice may include a form for each GUC Trust Beneficiary to complete in order to be properly registered as a GUC Trust Beneficiary and be eligible for Distributions by the GUC Trust. Such form may request that the GUC Trust Beneficiary provide an IRS Form W-9 or an appropriate IRS Form W-8 and any other IRS Form and any other information necessary to allow the GUC Trustee to comply with all withholding, payment, and reporting requirements with respect to taxes. A GUC Trust Beneficiary may, after the Effective Date, select an alternative mailing address, but only by notifying the GUC Trustee in writing via prepaid U.S. certified mail, return receipt requested or via overnight delivery service to the address listed in Article 11.5 of this GUC Trust Agreement, of such alternative distribution address, which writing must be signed and attested by a responsible officer of the GUC Trust Beneficiary (or by the GUC Trust Beneficiary, if an individual). Absent receipt of such notice, the GUC Trust shall not be obligated to recognize any such change of address. Unless otherwise agreed to by the GUC Trust and any GUC Trust Beneficiary, for Distributions, the GUC Trust shall use the address set forth in the applicable proof of claim (or in the Schedules and Statements if no proof of claim was filed). The GUC Trust shall have no obligation to refer to or use for Distributions, Claim objections or otherwise, any other address of any GUC Trust Beneficiary, including addresses set forth on ballots, pleadings or otherwise. The GUC Trustee may deduct or withhold from any Distribution any amounts required by applicable law to be deducted or withheld, or otherwise suspend Distributions to any GUC Trust Beneficiary that has not provided to the GUC Trust an IRS Form W-9 or the appropriate IRS Form W-8 or other information necessary to allow the GUC Trustee to comply with all withholding, payment, and reporting requirements with respect to taxes, as the case may be, after a request is made pursuant to this Article 5.1.
5.2.OFAC and AML Considerations. If the GUC Trustee obtains actual knowledge that a GUC Trust Beneficiary otherwise entitled to receive any Distribution pursuant to the Plan and this GUC Trust Agreement is prohibited from receiving such distribution under any applicable U.S. or non-U.S. economic sanctions and anti-money laundering laws, including, as applicable: (i) the economic sanctions regulations administered by the Office of Foreign Assets

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Control of the United States Department of Treasury (“OFAC”); (ii) the USA PATRIOT Act, including the Bank Secrecy Act as amended by the USA PATRIOT Act; (iii) each of the lists of designated persons suspected of involvement in terrorist and certain other activities maintained by OFAC, the United Kingdom of Great Britain and Northern Ireland, the United Nations, the European Union or other relevant governments, including but not limited to, OFAC’s List of Specially Designated Nationals, or owned or controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acting for or on behalf of, any person or entity identified in this clause; (iv) any requirements under the laws of any jurisdiction related to the investment of funds of an illicit origin, including but not limited to funds related to drug trafficking, fraud on the interests of the European Communities, corrupt practices, organized crime or the financing of terrorism; and (v) any local requirements of a type similar to any of the foregoing (collectively the “Economic Sanctions and Anti-Money Laundering Laws”), the GUC Trustee is entitled to refrain from making any distribution to such GUC Trust Beneficiary, and the GUC Trustee shall act in good faith to take such actions or omit from taking such actions as required to ensure that the GUC Trustee complies with the foregoing Economic Sanctions and Anti-Money Laundering Laws.
5.3.Beneficial Interest Only. A GUC Trust Beneficiary’s GUC Trust Interest shall not entitle any such GUC Trust Beneficiary to any title in or to, possession of, management of, or control of any of the GUC Trust Assets or to any right to call for a partition or division of such GUC Trust Assets or to require an accounting. Except as expressly provided in this GUC Trust Agreement, a GUC Trust Beneficiary shall not have standing to direct or to seek to direct the GUC Trust to do or not to do any act or to institute any action or proceeding at law or in equity against any Person upon or with respect to the GUC Trust Assets.
5.4.Ownership of Beneficial Interests Hereunder. Each GUC Trust Beneficiary shall own a beneficial interest in the GUC Trust (as represented by the GUC Trust Interest(s) issued to such GUC Trust Beneficiaries consistent with the Plan). The record owners of the GUC Trust Interests shall be recorded and set forth in a registry maintained by, or at the direction of, the GUC Trustee expressly for such purpose.
5.5.Evidence and Register of Beneficial Interest. Ownership of a GUC Trust Interest shall not be evidenced by any certificate, security, or receipt (unless otherwise determined by the GUC Trustee) or in any other form or manner whatsoever. Upon the Effective Date, the GUC Trustee, or an agent appointed by it, shall maintain at all times a register of the names, distribution addresses, amounts of asserted and Allowed General Unsecured Claims, and the ratable interest in the GUC Trust of the GUC Trust Beneficiaries (the “GUC Trust Register”), with such GUC Trust Register permitted to be based upon a register, which shall be delivered to the GUC Trustee by the Debtors on the Effective Date of the Plan. All references in this GUC Trust Agreement to GUC Trust Beneficiaries shall be read to mean holders of record as set forth in the GUC Trust Register, as maintained by the GUC Trustee. The GUC Trustee may utilize the Claim Agent, or any other retained professional, to maintain the GUC Trust Register. The GUC Trustee shall, upon the written request of a GUC Trust Beneficiary, provide to such GUC Trust Beneficiary its GUC Trust Interest, as indicated on the GUC Trust Register. The GUC Trustee may conclusively rely on the GUC Trust Register. The expense of providing such documentation shall be borne by the requesting GUC Trust Beneficiary.
5.6.No Right to Accounting. Neither the GUC Trust Beneficiaries nor their successors, assigns, creditors, or any other Person shall have any right to an accounting by the GUC Trustee, and the GUC Trustee shall not be obligated to provide any accounting to any

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Person. Nothing in this GUC Trust Agreement is intended to require the GUC Trustee at any time or for any purpose to file any accounting or seek approval of any court with respect to the administration of the GUC Trust or as a condition for making any advance, payment, or distribution out of proceeds of GUC Trust Assets.
5.7.Requirement of Undertaking. The GUC Trust may request the Bankruptcy Court to require, in any suit for the enforcement of any right or remedy under this GUC Trust Agreement, or in any suit against the GUC Trust or the GUC Trustee for any action taken or omitted by the GUC Trust or the GUC Trustee, as applicable, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, including reasonable attorneys’ fees, against any party litigant in such suit.
5.8.Transferability of GUC Trust Interests. GUC Trust Interests shall be transferable to the fullest extent permitted by law. Any transfer of a GUC Trust Interest shall not be effective until notification and proof thereof reasonably satisfactory to the GUC Trustee is submitted to the GUC Trust, and the GUC Trustee may continue to cause the GUC Trust to pay all amounts to or for the benefit of the assigning GUC Trust Beneficiaries until receipt of proper notification and proof of such transfer. The GUC Trustee may rely upon such proof without the requirement of any further investigation.
5.9.Exemption from Registration. The parties hereto intend that the rights of the GUC Trust Beneficiaries arising under this GUC Trust Agreement shall not be “securities” under applicable laws and shall not be registered pursuant to the Securities Act or any applicable state or local securities law. None of the parties hereto represent or warrant that such interests of the GUC Trust Beneficiaries shall be entitled to exemption from registration under applicable securities law. To the extent beneficial interests in the GUC Trust are deemed to be “securities” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and/or under applicable state or local securities laws, the exemption provisions of section 1145 of the Bankruptcy Code would be satisfied and such securities would be exempt from registration and the parties (including the Debtors and the Reorganized Debtors) intend that the exemption provisions of section 1145 of the Bankruptcy Code will apply to such beneficial interests.
ARTICLE VI.
THIRD PARTY RIGHTS AND LIMITATION OF LIABILITY
6.1.Parties Dealing With the GUC Trustee. In the absence of actual knowledge to the contrary, any Person dealing with the GUC Trust or the GUC Trustee shall be entitled to rely on the authority of the GUC Trustee or any of the GUC Trustee’s agents to act in connection with this GUC Trust Agreement. No Person that may deal with the GUC Trustee shall have any obligation to inquire into the validity or expediency or propriety of any transaction by the GUC Trustee or any agent of the GUC Trustee.
6.2.Limitation of GUC Trustee’s Liability.
6.2.1Notwithstanding anything to the contrary herein, the GUC Trustee and all of its respective designees, employees, agents, representatives, and professionals shall not incur any responsibility or liability of any kind for any reason, including by reason of any error of law or of any matter or thing done or suffered or omitted to be done under or related to this GUC Trust Agreement, its duties, obligations, activities, or actions as GUC Trustee or otherwise related directly or indirectly thereto, unless a court of competent jurisdiction determines in a final

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order that the GUC Trustee has acted (or failed to act) with gross negligence, actual fraud, or engaged in willful misconduct. The GUC Trustee shall not be liable for any error of judgment made in good faith, unless it shall be finally determined by a final order of a court of competent jurisdiction (not subject to further appeal or review) that the GUC Trustee was grossly negligent in ascertaining the pertinent facts. The GUC Trustee shall not be responsible or liable for punitive, special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether the GUC Trustee has been advised of the likelihood of such loss or damage and regardless of the form of actions. Except as expressly provided in this GUC Trust Agreement, the GUC Trustee shall not be liable for any debt, claim, demand, judgment, decree, liability, or obligation of any kind of, against, or with respect to the GUC Trust, arising out of any action taken or omitted for or on behalf of the GUC Trust, and the GUC Trust shall be solely liable therefor, and resort shall be had solely to the GUC Trust Assets for the payment or performance thereof. The GUC Trustee’s obligations, duties, and responsibilities under the Plan, the Confirmation Order, and this GUC Trust Agreement are qualified in their entirety by the availability of sufficient assets or Cash to fund the GUC Trustee’s activities. No provision of this GUC Trust Agreement shall require the GUC Trustee to expend or risk its own funds or incur any liability, financial or otherwise, in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. The GUC Trustee shall not be deemed to have notice of any matter unless one of its Responsible Officers has actual knowledge thereof or unless written notice thereof is received by the GUC Trustee at the Corporate Trust Office and such notice expressly references the GUC Trust. Upon the appointment of a successor GUC Trustee and the delivery of the then remaining GUC Trust Assets to the successor GUC Trustee, the predecessor GUC Trustee and any of its respective accountants, agents, assigns, attorneys, bankers, consultants, directors, employees, executors, financial advisors, investment bankers, real estate brokers, transfer agents, distribution agents, managers, members, officers, partners, predecessors, principals, professional persons, representatives, affiliate, employer, and successors shall have no further liability or responsibility with respect thereto (other than liabilities arising prior to the cessation of its role as GUC Trustee). A successor GUC Trustee shall have no duty to examine or inquire into the acts or omissions of its immediate or remote predecessor, and no successor GUC Trustee shall be in any way liable for the acts or omissions of any predecessor GUC Trustee, unless a successor GUC Trustee expressly assumes such responsibility. A predecessor GUC Trustee shall have no liability for the acts or omissions of any immediate or subsequent successor GUC Trustee for any events or occurrences subsequent to the cessation of its role as GUC Trustee.
6.3.Indemnification.
6.3.1The GUC Trustee and each of its respective accountants, agents, assigns, attorneys, bankers, consultants, directors, employees, executors, financial advisors, investment bankers, real estate brokers, transfer agents, distribution agents, managers, members, officers, partners, predecessors, principals, professional persons, representatives, affiliate, employer, and successors (each, an “Indemnified Party”) shall be indemnified for, and defended and held harmless against, by the GUC Trust, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost, or expense (including the reasonable and documented attorney, other professional and related costs of defense) actually incurred without gross negligence, willful misconduct, or fraud on the part of the applicable Indemnified Party (which gross negligence, willful misconduct, or fraud, if any, must be determined by a Final Order of a court of competent jurisdiction) for any action taken, suffered, or omitted to be taken by the Indemnified Parties in connection with the acceptance, administration, exercise, and performance of their duties under the Plan, the Confirmation Order or this GUC Trust Agreement, as applicable if the applicable

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Indemnified Party acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the GUC Trust or the GUC Trust Beneficiaries. An act or omission taken with the approval of the Bankruptcy Court, and not inconsistent therewith, will be conclusively deemed not to constitute gross negligence, willful misconduct, or fraud. The amounts necessary for the indemnification provided in this Article 6.3 (including, but not limited to, any reasonable and documented costs and expenses incurred in enforcing the right of indemnification in this Article 6.3) shall be paid solely by the GUC Trust out of the GUC Trust Assets. Neither the Debtors, the Reorganized Debtors, the GUC Trustee, nor any other Indemnified Party, shall be liable for the payment of any GUC Trust Fees and Expenses or claim or other liability of the GUC Trust, and no Person shall look to the Debtors, the Reorganized Debtors, the GUC Trustee or any other Indemnified Party for the payment of any such expense or liability.
6.3.2If the GUC Trustee becomes involved in any action, lawsuit, proceeding, or investigation in connection with any matter arising directly or indirectly out of or in connection with the Plan, this GUC Trust Agreement, the Confirmation Order, or the affairs of the GUC Trust, the GUC Trust shall periodically advance or otherwise reimburse on demand the reasonable and documented legal and other expenses including, without limitation, the cost of any investigation and preparation and attorney’s fees, disbursements, and related expenses of the GUC Trustee incurred in connection therewith as a GUC Trust Fee and Expense, but the GUC Trustee shall be required to repay promptly to the GUC Trust the amount of any such advanced or reimbursed expense paid to the GUC Trustee to the extent that it shall be ultimately determined by Final Order that the GUC Trustee engaged in fraud, willful misconduct, or gross negligence in connection with the affairs of the GUC Trust with respect to which such expenses were paid or it is determined by Final Order that the GUC Trustee was not entitled to any indemnity under the provisions of this Article 6.3. The provisions of this Article 6.3 shall remain available to any former GUC Trustee or the estate of any decedent GUC Trustee. For the avoidance of doubt, the indemnification costs provided for herein shall be a GUC Trust Fee and Expense.
6.4.Confirmation of Survival of Provisions. Without limitation in any way of any provision of this GUC Trust Agreement, the provisions of this Article VI shall survive the death, dissolution, liquidation, resignation, replacement, or removal, as may be applicable, of the GUC Trustee, or the termination of the GUC Trust or this GUC Trust Agreement and shall inure to the benefit of the GUC Trustee’s and the Indemnified Parties’ heirs and assigns.
ARTICLE VII.
SELECTION, REMOVAL AND COMPENSATION OF GUC TRUSTEE
7.1.Appointment. The GUC Trustee has been selected pursuant to the Plan to effectuate an orderly and efficient transition of the administration of the GUC Trust Assets for the benefit of the GUC Trust Beneficiaries.
7.2.Term of Service. The GUC Trustee shall serve until the earlier to occur of (i) the termination of the GUC Trust in accordance with this GUC Trust Agreement and (ii) the GUC Trustee’s death, dissolution, incapacity, or resignation.
7.3.Removal of the GUC Trustee. Any Person serving as GUC Trustee may be removed at any time only for cause, including, without limitation, the incapacity, failure or refusal of the GUC Trustee to perform its duties under the Plan, the Confirmation Order, or this

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GUC Trust Agreement, by the unanimous vote of the GUC Trust Oversight Board. Notwithstanding the removal of the GUC Trustee pursuant to this Article 7.3, the rights and protections afforded to the removed GUC Trustee under this GUC Trust Agreement with respect to acts or omissions occurring prior to the effectiveness of such removal will continue for the benefit of such removed GUC Trustee following the effectiveness of such removal.
7.4.Resignation of GUC Trustee. The GUC Trustee may resign at any time upon providing prior written notice of the GUC Trustee’s intention to do so to the GUC Trust Oversight Board, the GUC Trustee’s counsel, and the Bankruptcy Court, which notice shall be at least thirty (30) days unless the resignation is due to a disability or other incapacity. The resignation shall be effective on the later of: (i) the date specified in the notice of resignation; and (ii) the date on which a successor GUC Trustee has been appointed in accordance with Article 7.5. Without limiting any other reporting or accounting obligations under this GUC Trust Agreement, in the event of a resignation, the resigning GUC Trustee shall file with the Bankruptcy Court a trust statement accounting of monies and GUC Trust Assets received, disbursed, and held during the term of office of that GUC Trustee.
7.5.Appointment of Successor GUC Trustee. Upon the resignation, death, incapacity, or removal of a GUC Trustee, a successor GUC Trustee shall be appointed by the unanimous vote of the GUC Trust Oversight Board. Any successor GUC Trustee so appointed shall consent to and accept in writing the terms of this GUC Trust Agreement and agree that the provisions of this GUC Trust Agreement shall be binding upon and inure to the benefit of the successor GUC Trustee.
7.6.Powers and Duties of Successor Trustee. A successor GUC Trustee shall have all the rights, privileges, powers, and duties of its predecessor under this GUC Trust Agreement and the Plan. Notwithstanding anything to the contrary herein, a removed or resigning GUC Trustee shall, when requested in writing by the successor GUC Trustee, execute and deliver an instrument or instruments conveying and transferring to such successor GUC Trustee under the GUC Trust all the estates, properties, rights, powers, and trusts of such predecessor GUC Trustee. Any successor GUC Trustee so appointed shall not have any liability or responsibility for the acts or omissions of any predecessor(s).
7.7.GUC Trust Continuance. The death, resignation, dissolution, incapacity, or removal of the GUC Trustee shall not terminate the GUC Trust or revoke any then-existing power and authority created pursuant to this GUC Trust Agreement or invalidate any action theretofore taken by the GUC Trustee.
7.8.Compensation and Costs of Administration.
7.8.1The GUC Trustee shall receive fair and reasonable compensation for its services under this GUC Trust Agreement, as determined by the GUC Trustee and the Creditors’ Committee, either on an hourly basis at the GUC Trustee’s current hourly billing rates then in effect or a flat monthly or quarterly fee, plus reimbursement of all reasonable and documented expenses. Such compensation and all reasonable and documented expense reimbursement shall be charged against and paid solely out of the GUC Trust Assets as GUC Trust Fees and Expenses without further Bankruptcy Court approval or order. Any alteration to the arrangements for

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compensation of the GUC Trustee shall require unanimous approval by the GUC Trust Oversight Board.
7.8.2All reasonable and documented costs, expenses, and obligations, including filing fees, incurred by the GUC Trustee (or professionals who may be employed by the GUC Trustee in administering the GUC Trust and GUC Trust Assets, in carrying out their responsibilities under this GUC Trust Agreement, or in any manner connected, incidental, or related thereto) in accordance with the terms of the Plan, the Confirmation Order, and this GUC Trust Agreement shall be charged against and paid solely out of the GUC Trust Assets without further Bankruptcy Court approval or order, and shall have priority over Distributions to GUC Trust Beneficiaries.
7.9.Periodic Reporting; Filing Requirements.
7.9.1The GUC Trustee shall provide the U.S. Trustee and the Bankruptcy Court the information and reports they may reasonably request concerning GUC Trust administration. For the avoidance of doubt, the GUC Trustee shall not be deemed to be a successor to the Debtors.
7.9.2The GUC Trustee shall file tax returns for the GUC Trust (excluding any reserve for Disputed General Unsecured Claims) as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a) and any other applicable laws or regulations with the GUC Trust Beneficiaries treated as the grantors of the GUC Trust for U.S. federal income tax purposes in respect of their GUC Trust Interests. In addition, the GUC Trustee shall file in a timely manner such other tax returns as are required by applicable law (including tax returns pursuant to Articles 3.1.14 and 3.1.15 hereof) and pay any taxes shown as due thereon. The GUC Trustee may withhold from amounts distributable to any Person any and all amounts, determined in the GUC Trustee’s sole discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement and as may be required to establish an operating reserve.
7.9.3All GUC Trust profits and losses for the applicable taxable year being reported shall be reported on a tax return filed by the GUC Trustee. The “taxable year” of the GUC Trust shall be the “calendar year” as those terms are defined in IRC Section 441.
7.10.Confidentiality. Except as required in the performance of its duties or otherwise provided in this GUC Trust Agreement, the GUC Trustee shall, while serving as GUC Trustee under this GUC Trust Agreement, hold strictly confidential and not use for personal gain any material, non-public information of or pertaining to any Person to which any of the GUC Trust Assets relate or of which it has become aware in its capacity as GUC Trustee. Notwithstanding the foregoing or anything to the contrary, the GUC Trustee shall be permitted to disclose such material, non-public information: (i) to the GUC Trustee’s officers, directors, employees, members, investors, potential investors, auditors, accountants and legal counsel; (ii) as may be required by any law, rule or regulation or by any direction, request or order of any judicial, administrative or regulatory authority or proceedings; or (iii) to any GUC Trust Beneficiary who has entered into a confidentiality agreement containing terms as restrictive as the terms contained herein. For the avoidance of doubt, the GUC Trustee shall not be permitted to disclose any material that the Reorganized Debtors have marked as “Trustee Eyes Only,” “Professional Eyes Only,” or a similar designation; provided, however, that the GUC Trustee shall be permitted to disclose such designated material to (i) members of the GUC Trust Oversight Board who need to know or use such information to perform a function contemplated by this GUC Trust Agreement,

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(ii) the GUC Trustee’s officers, directors, employees, members, auditors, accountants and legal counsel who need to know or use such information to advise the GUC Trustee on the performance of its duties under this GUC Trust Agreement, and (iii) as may be required by any law, rule or regulation or by any direction, request or order of any judicial, administrative or regulatory authority or proceedings; provided further that any recipient of any material designated “Trustee Eyes Only,” “Professional Eyes Only,” or a similar designation shall have been advised of the confidential nature of the information and agree to keep such information confidential in accordance with the terms hereof and not disclose such information to any other party. Notwithstanding the foregoing, to the extent legally permitted, the GUC Trustee shall promptly notify the Reorganized Debtors of any such event in the foregoing clause (iii) and cooperate with the Reorganized Debtors in the event the Reorganized Debtors elect to seek a protective order or other assurance of confidential treatment. In the event that such disclosure is nonetheless not protected by a protective order or other assurance of confidential treatment, the GUC Trustee shall only disclose that portion of the confidential information that is required or requested pursuant to such clause (iii).
ARTICLE VIII.
GUC TRUST OVERSIGHT BOARD
8.1.Duties and Powers. The GUC Trust Oversight Board is established pursuant to the terms hereof and shall function consistent with the terms of this GUC Trust Agreement (the “GUC Trust Oversight Board”). The GUC Trust Oversight Board shall represent the interests of the GUC Trust Beneficiaries during the existence of the GUC Trust and each member of the GUC Trust Oversight Board shall have the obligation to undertake in good faith each of the acts and responsibilities set forth for the GUC Trust Oversight Board herein.
8.2.GUC Trust Oversight Board Members. The GUC Trust Oversight Board shall consist of two (2) to five (5) members designated by the Creditors’ Committee. In the event of the resignation of a member of the GUC Trust Oversight Board, the remaining member may, but need not, designate a successor member (subject to the willingness and consent of the designated successor member to serve as a member of the GUC Trust Oversight Board); provided, however, that any successor member shall be a GUC Trust Beneficiary or an affiliate or advisor thereof. Unless and until any such vacancy is filled, the GUC Trust Oversight Board shall function with such reduced membership. The duties, rights, and powers of the GUC Trust Oversight Board, as set forth herein, shall terminate upon the dissolution of the GUC Trust. In the event that the GUC Trust Oversight Board has less than two (2) members, and the existing members fail to fill the vacancy within 90 days, the GUC Trustee shall be permitted, but shall not be required to appoint a sufficient number of members of the GUC Trust Oversight Board so that it has two (2) designated members.
8.3.No Compensation; Reimbursement of Expenses. The members of the GUC Trust Oversight Board shall serve for no compensation, but shall be reimbursed from the GUC Trust for any actual and reasonable out-of-pocket expenses incurred in such capacity without approval or order of the Bankruptcy Court (but not, for the avoidance of doubt, any fees or expenses of any professionals retained by any member of the GUC Trust Oversight Board); provided, however, that in the event the GUC Trustee or any member of the GUC Trust Oversight Board objects to the payment of any expenses requested by a member, then such dispute shall be determined by the Bankruptcy Court.

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8.4.Material Decisions. The GUC Trustee must obtain the written approval of a majority of the members of the GUC Trust Oversight Board before making any of the following decisions and/or undertaking any of the following actions (each, a “Material Decision”) provided that, notwithstanding the foregoing, the GUC Trustee must obtain the unanimous consent of the GUC Trust Oversight Board prior to taking any action contemplated by Article 8.4.3 hereof:
8.4.1The exercise, transfer, sale, or liquidation of the GUC Warrants and the exercise by the GUC Trust of any rights under the GUC Warrant Documents, including with respect to any Black-Scholes protections;
8.4.2The transfer, sale, or liquidation of the GUC Trust’s rights and interests under the GUC CVR Documents, including but not limited to the prepayment of any contingent payment obligations owed to the GUC Trust thereunder; and
8.4.3The commencement or pursuit of any claim against the Reorganized Debtors or any other party related to or arising under the GUC CVR Documents or the GUC Warrant Documents, subject to the agreement by the GUC Trustee that the GUC Trust holds sufficient GUC Trust Assets to pay for the fees and expenses associated with the pursuit of any such claim and that the GUC Trustee will, in its sole discretion, be sufficiently indemnified by the GUC Trust for bringing any such claim.
8.5.Procedures for Obtaining Approval of Material Decisions. The approval of any Material Decision may be obtained in the following manner (such process being referred to herein as “Notice Approval”). The GUC Trustee shall give written notice to the GUC Trust Oversight Board of any request to approve a Material Decision. The GUC Trust Oversight Board shall have five (5) Business Days to deliver a response to such request to the GUC Trustee. If, upon consultation with counsel to the GUC Trustee, the GUC Trustee determines that emergency action is required with respect to any such matter as to which the GUC Trustee is seeking Notice Approval and the GUC Trustee is unable to provide five (5) Business Days’ notice as required herein, then, to avoid injury or harm to the GUC Trust Assets, the GUC Trustee may in its written request to approve a Material Decision shorten the notice period (a “Shortened Notice”) and shall therein give such notice as may be practicable under the circumstances.
8.5.1If, at any time after the Effective Date, there are no members of the GUC Trust Oversight Board (whether because no person has agreed to serve as a member of the GUC Trust Oversight Board, through resignation or otherwise), the GUC Trustee may make, but shall not be required to make, any Material Decision without the approval of the Bankruptcy Court nor the approval of any other person. Nothing in this paragraph shall prevent the GUC Trustee from requesting Bankruptcy Court approval of a Material Decision if the GUC Trustee, after consultation with counsel, determines that such request would be appropriate under the circumstances.
8.6.Majority Approval. With respect to matters requiring the approval of a majority of the members of the GUC Trust Oversight Board, in the event that there is an evenly split decision among the members of the GUC Trust Oversight Board with respect to the approval of such matter, such a split vote of the GUC Trust Oversight Board shall not constitute a majority.
8.7.Removal and Selection of Successor GUC Trustee. The GUC Trust Oversight Board shall have the right and power to determine, by the unanimous vote of the GUC Trust Oversight Board, to: (i) remove the GUC Trustee for cause (as set forth in Article 7.3 herein),

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including without limitation, the incapacity, failure or refusal of the GUC Trustee to perform its duties under the Plan, the Confirmation Order, or this GUC Trust Agreement; or (ii) select a successor GUC Trustee when a successor is required hereunder.
8.8.Reporting. The GUC Trustee shall consult with the GUC Trust Oversight Board generally and shall report to the GUC Trust Oversight Board on an annual basis, on June 30 of each calendar year, or as soon as practicable thereafter, with respect to the payment or non-payment of the GUC CVR during each relevant payment period pursuant to the GUC CVR Documents. The GUC Trustee shall submit such reports as it deems reasonable to the GUC Trust Oversight Board.
ARTICLE IX.
MAINTENANCE OF RECORDS
9.1.The GUC Trustee shall maintain accurate records of the administration of GUC Trust Assets, including receipts and disbursements and other activity of the GUC Trust, in such detail and for such periods of time as may be necessary to enable it to make full and proper accounting in respect thereof.
9.2.The Reorganized Debtors shall, upon reasonable notice, cooperate with the GUC Trustee in the administration of the GUC Trust, including by providing the GUC Trustee reasonable access, during normal business hours, to the Reorganized Debtors’ personnel and books and records, to the extent the Debtors or the Reorganized Debtors, as applicable, have such information and/or documents, to enable the GUC Trustee to perform its duties expressly authorized in the Plan, the Confirmation Order, and this GUC Trust Agreement. Access and documents that do not require the Reorganized Debtors or their personnel to expend material time or resources outside the ordinary course of business shall be provided to the GUC Trust and GUC Trustee without charge. To the extent that the Reorganized Debtors determine that responding to any particular information request from the GUC Trustee requires the Reorganized Debtors or their personnel to expend material time or resources outside the ordinary course of their operations or responsibilities, the Reorganized Debtors or their personnel shall communicate the same to the GUC Trustee, together with a range of expected costs to satisfy such information request. To the extent the parties are unable to reach an agreement on such costs, the GUC Trustee may withdraw its information request and the Reorganized Debtors may determine not to satisfy such request. All parties’ rights are reserved to raise any such disputes with the Bankruptcy Court. Notwithstanding the foregoing, this Article 9.2 shall not be deemed to limit any reporting requirements contained in the GUC CVR Documents or the GUC Warrant Documents.
9.3.The books and records maintained by the GUC Trustee and any records of the Debtors or the Reorganized Debtors transferred to the GUC Trust may be disposed of by the GUC Trust at the later of: (i) such time as the GUC Trustee determines that the continued possession or maintenance of such books and records is no longer necessary for the benefit of the GUC Trust or the GUC Trust Beneficiaries; and (ii) upon the termination and completion of the dissolution of the GUC Trust.
ARTICLE X.
ARTICLE XI.DURATION OF TRUST

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11.1.Duration. This GUC Trust Agreement shall remain and continue in full force and effect until the GUC Trust is terminated in accordance with the provisions of this GUC Trust Agreement and the Plan.
11.2.Dissolution of the Trust. The GUC Trust shall be dissolved or otherwise terminated at such time as (i) all of the GUC Trust Assets have been liquidated, resolved, or abandoned pursuant to, and in accordance with the Plan and this GUC Trust Agreement; (ii) all duties and obligations of the GUC Trust under the Plan, Confirmation Order, and this GUC Trust Agreement have been fulfilled; (iii) all distributions required under the Plan and this GUC Trust Agreement have occurred; and (iv) the GUC Trustee has filed a notice with the Bankruptcy Court that the foregoing conditions (i)-(iii) have been met. In no event shall the GUC Trust be terminated later than five (5) years from the Effective Date unless the Bankruptcy Court, upon a motion made within the six-month period before such fifth anniversary (and, in the event of further extension, by order of the Bankruptcy Court, upon motion made within six (6) months before the end of the preceding extension) determines that a fixed period extension (not to exceed three (3) years, together with any prior extensions, unless (i) a favorable letter ruling from the Internal Revenue Service that any further extension would not adversely affect the status of the GUC Trust as a liquidating trust for U.S. federal income tax purposes, or (ii) a court order has been received approving such extension) is necessary to facilitate or complete the recovery on, and liquidation of, the GUC Trust Net Assets. In connection with the dissolution and termination of the GUC Trust, notwithstanding other provisions hereof, any remaining GUC Trust Net Assets that the GUC Trustee determines are of inconsequential value or otherwise insufficient to support the cost of a distribution, may be transferred by the GUC Trustee to a non-profit charitable organization qualifying under Section 501(c)(3) of the IRC.
11.3.Continuance of GUC Trust for Winding Up; Termination. After the dissolution of the GUC Trust and for the purpose of liquidation and winding up the affairs of the GUC Trust, the GUC Trustee shall continue to act as such until its duties have been fully performed, including such post-distribution tasks as necessary to wind up the affairs of the GUC Trust. Subject to the foregoing sentence, after the termination of the GUC Trust, the GUC Trustee, for a time, may (but is under no obligation) retain or cause to be retained certain books, records, GUC Trust Beneficiary lists, and certificates and other documents and files that shall have been delivered to or created by the GUC Trustee. Upon the discharge of all liabilities of the GUC Trust, final distribution of the GUC Trust Assets and winding up of the GUC Trust by the GUC Trustee in accordance with the Act, the GUC Trustee shall execute and file a certificate of cancellation with the Delaware Secretary of State pursuant to the Act. Upon effectiveness of such certificate of cancellation, the GUC Trustee shall have no further duties or obligations hereunder and the GUC Trust and this GUC Trust Agreement shall terminate (other than provisions that expressly survive termination). After the discharge of all liabilities of the GUC Trust and final distribution of the GUC Trust Assets, upon a motion by the GUC Trustee, the Bankruptcy Court may enter an order relieving the GUC Trustee, its employees, professionals, and agents of any further duties, discharging and releasing the GUC Trustee, its employees, professionals, and agents from all liability related to the GUC Trust; provided, however, that the ability to seek such an order shall not be used to limit the provisions of Article VI herein.
11.4.No Termination by GUC Trust Beneficiaries. The GUC Trust may not be terminated at any time by the GUC Trust Beneficiaries.
ARTICLE XII.
MISCELLANEOUS

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12.1.Capacity of GUC Trust. Notwithstanding any state or federal law to the contrary or anything herein, the GUC Trust shall itself have the capacity, in its own right and name, to act or refrain from acting, including the capacity to sue and be sued and to enter into contracts. The GUC Trust may alone be the named movant, respondent, party plaintiff, or defendant, or the like in all adversary proceedings, contested matters, and other state or federal proceedings brought by or against it, and may settle and compromise all such matters in its own name.
12.2.Nature of GUC Trust. This GUC Trust Agreement is intended to create a trust and a trust relationship and to be governed and construed in all respects as a liquidating trust. The GUC Trust is irrevocable, but this GUC Trust Agreement is subject to amendment and waiver as provided herein. The GUC Trust is not intended to be, and shall not be deemed to be or treated as, a general partnership, limited partnership, limited liability partnership, joint venture, corporation, limited liability company, joint stock company, or association, nor shall the GUC Trustee, or the GUC Trust Beneficiaries, or any of them, for any purpose be, or be deemed to be or treated in any way whatsoever to be, liable or responsible hereunder as partners or joint venturers. The relationship of the GUC Trust Beneficiaries, on the one hand, to the GUC Trust and the GUC Trustee, on the other hand, shall not be deemed a principal or agency relationship, and their rights shall be limited to those conferred upon them by this GUC Trust Agreement, the Plan, and the Confirmation Order.
12.3.Effectiveness. This GUC Trust Agreement shall be effective as of the date hereof.
12.4.Preservation of Privilege.
12.4.1Notwithstanding the Debtors or Reorganized Debtors providing any privileged information to the GUC Trust or the GUC Trustee, such privileged information shall be without waiver in recognition of the joint and/or successor interest in reconciling Disputed General Unsecured Claims and shall remain privileged. For the avoidance of doubt, the actions taken by the Creditors’ Committee, the Debtors, and the Reorganized Debtors in connection with the Plan or the formation of the GUC Trust shall not be (or deemed to be) a waiver of any privilege of any of the Creditors’ Committee, the Debtors, and the Reorganized Debtors, as applicable, including any privilege attaching to any document or communications (whether written or oral) transferred to the GUC Trust.
12.4.2The Debtors, the Reorganized Debtors, and the GUC Trust (through the GUC Trustee) shall be deemed to be working in common interest whereby the Debtors and the Reorganized Debtors will be able to share documents, information, or communications (whether written or oral), including as relating to Claims, subject to a common interest privilege and immunity. The GUC Trust’s or the GUC Trustee’s receipt of such documents, information, or communications shall not constitute a waiver of any privilege or immunity.
12.5.Notices. Unless otherwise expressly provided herein, all notices to be given to the GUC Trust Beneficiaries may be given by ordinary mail, or may be delivered pursuant to overnight courier to the GUC Trust Beneficiaries at the addresses appearing on the books kept by the GUC Trustee. Unless the GUC Trustee directs otherwise in writing, any notice or other communication which may be or is required to be given, served, or sent to the GUC Trust shall be in writing and shall be sent by registered or certified United States mail, return receipt requested, postage prepaid, or transmitted via overnight courier (if receipt is confirmed) addressed as follows:

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If to the GUC Trustee:
U.S. Bank Trust National Association
1025 Connecticut Ave. NW, Ste. 510
Washington, D.C. 20035
Attn: Dave Diaz
Email: dave.diaz@usbank.com
with a copy to:
Faegre Drinker Biddle & Reath LLP
1177 Avenue of the Americas, 43rd Fl.
New York, NY 10036
Attn: Laura E. Appleby
Email: laura.appleby@faegredrinker.com
If to the Reorganized Debtors (upon the Effective Date):
Edifício Jatobá, 8th floor, Castelo Branco Office Park
Avenida Marcos Penteado de Ulhôa Rodrigues, 939
Tamboré, Barueri, São Paulo, SP, 06460-040, Brazil
Fax:    +55 11 4134-9890
Attn:    Raphael Linares Felipe
    Edson Massuda Sugimoto
Email:    raphael.linares@voeazul.com.br
    edson.massuda@voeazul.com.br
with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn:    Timothy Graulich
    Jarret Erickson
    Richard J. Steinberg
    Andrew Frisoli
Email: timothy.graulich@davispolk.com
    jarret.erickson@davispolk.com
    richard.steinberg@davispolk.com
    andrew.frisoli@davispolk.com
12.6.No Bond/Insurance. Notwithstanding any state law to the contrary, the GUC Trustee (including any successor) shall be exempt from giving any bond or other security in any jurisdiction, unless the GUC Trustee decides in its reasonable judgment to obtain such bond or

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other security. The GUC Trustee is hereby authorized, but not required, to obtain all reasonable insurance coverage for itself, its agents, representatives, employees or independent contractors, including coverage with respect to the liabilities, duties and obligations of the GUC Trustee and its agents, representatives, employees or independent contractors and the GUC Trust Oversight Board under this GUC Trust Agreement and the Plan (“Insurance Coverages”). The cost of any such Insurance Coverage shall constitute GUC Trust Fees and Expenses and will be paid out of the GUC Trust Assets.
12.7.Governing Law. To the fullest extent permitted by applicable law, this GUC Trust Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (excluding conflict of laws rules), including all matters of validity, construction, and administration; provided, however, that there shall not be applicable to the GUC Trust, the GUC Trustee, or this GUC Trust Agreement, any provisions of the laws (statutory or common) of the State of Delaware pertaining to trusts that relate to or regulate, in a manner inconsistent with the terms hereof: (i) the filing with any court or governmental body or agency of trustee accounts or schedule of trustee fees and charges; (ii) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust; (iii) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property; (iv) fees or other sums payable to trustees, officers, agents or employees of a trust; (v) the allocation of receipts and expenditures to income and principal; (vi) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding or investing trust assets; or (vii) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees.
12.8.Successors and Assigns. This GUC Trust Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.
12.9.Headings. The various headings of this GUC Trust Agreement are inserted for convenience only and shall not affect the meaning or understanding of this GUC Trust Agreement or any provision hereof.
12.10.Cumulative Rights and Remedies. The rights and remedies provided in this GUC Trust Agreement are cumulative and not exclusive of any rights and remedies under law or in equity.
12.11.No Execution. All funds in the GUC Trust shall be deemed in custodia legis until such times as the funds have actually been paid to or for the benefit of a GUC Trust Beneficiary, and no GUC Trust Beneficiary or any other Person can execute upon, garnish or attach the GUC Trust Assets or the GUC Trust in any manner or compel payment from the GUC Trust except by Final Order of the Bankruptcy Court. Payment will be solely governed by this GUC Trust Agreement and the Plan.

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12.12.Intention of Parties to Establish Grantor Trust.
12.12.1Distributions of the GUC Trust Net Assets for the benefit of the GUC Trust Beneficiaries as provided for under the Plan, the Confirmation Order, and this GUC Trust Agreement shall be made in accordance with Treasury Regulation Section 301.7701-4(d).
12.12.2Except with respect to any reserve for Disputed General Unsecured Claims, this GUC Trust Agreement is intended to create a grantor trust for U.S. federal income tax purposes and, to the extent provided by law, shall be governed and construed in all respects as such a grantor trust. Consistent with Revenue Procedure 94-45, 1994-2 C.B. 684, the GUC Trust shall be treated as a liquidating trust pursuant to Treasury Regulation Section 301.7701-4(d) and as a grantor trust pursuant to Sections 671-677 of the IRC, excluding, in each case, any reserve for Disputed General Unsecured Claims. Either prior to or as soon as reasonably practicable after the Effective Date, the GUC Trustee (to the extent that, and as the GUC Trustee deems it necessary or appropriate in its sole discretion) will cause the determination of the fair market value of the GUC Trust Assets as of the Effective Date, and all parties must consistently use such valuation for all U.S. federal income tax purposes, such as in the determination of gain, loss, and tax basis for such U.S. federal income purposes.
12.13.Tax Treatment of Reserve for Disputed Claims. The GUC Trustee may determine the best way to report for tax purposes with respect to any reserve for any Disputed General Unsecured Claim, including, but not limited to filing a tax election to treat GUC Trust Assets allocable to Disputed Claims as a DOF for U.S. federal income tax purposes. If an election is made to report any reserve for Disputed Claims of GUC Trust Beneficiaries as a DOF, the GUC Trust shall comply with all U.S. federal and state tax reporting and tax compliance requirements of the DOF, including, but not limited to, the filing of a separate U.S. federal income tax return for the DOF and the payment of U.S. federal and/or state income tax due. For the avoidance of doubt, all of the GUC Trust’s income shall be treated as subject to tax on a current basis consistent with Revenue Procedure 94-45, 1994-2 C.B. 684. The GUC Trustee will be responsible for payment, out of any reserve for Disputed General Unsecured Claims, of any taxes imposed on any reserve for Disputed General Unsecured Claims that is treated as a DOF.
12.14.Amendment.
12.14.1The GUC Trustee may, from time to time, modify, supplement, or amend this GUC Trust Agreement but only to clarify any ambiguity or inconsistency, or render this GUC Trust Agreement in compliance with its stated purposes, and only if such amendment does not materially and adversely affect the interests, rights, treatment, or Distributions of any GUC Trust Beneficiary and is not in any way inconsistent with the Plan or the Confirmation Order.
12.14.2The GUC Trustee, with the written consent of a majority of the members of the GUC Trust Oversight Board, may amend, supplement, modify, or waive any provision of this GUC Trust Agreement, without notice to or the consent of any GUC Trust Beneficiary or the approval of the Bankruptcy court; provided, however, that such amendments, supplements or waivers (i) shall be consistent with the GUC Warrant Agreement, the GUC CVR Agreement, the Plan, including for the avoidance of doubt, all documents and agreements contained in the Plan Supplement, and the Confirmation Order and (ii) shall not adversely affect the distributions to any of the GUC Trust Beneficiaries or adversely affect the U.S. federal income tax status of the GUC Trust as a “liquidating trust” or be inconsistent with the purpose and intention of the GUC

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Trust to liquidate in an expeditious but orderly manner the GUC Trust Assets in accordance with Treasury Regulation section 301.7701-4(d)
12.15.Waiver. No failure by any Party to exercise or delay in exercising any right, power, or privilege hereunder shall operate as a waiver, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any further exercise thereof, or of any other right, power, or privilege.
12.16.Severability. If any term, provision, covenant or restriction contained in this GUC Trust Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, or against its regulatory policy, the remainder of the terms, provisions, covenants, and restrictions contained in this GUC Trust Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.
12.17.Further Assurances. Without limitation of the generality of Article 10.1 of this GUC Trust Agreement, the Parties agree to execute and deliver all such documents and notices and to take all such further actions as may reasonably be required from time to time to carry out the intent and purposes and provide for the full implementation of this GUC Trust Agreement and the pertinent provisions of the Plan, and to consummate the transactions contemplated hereby.
12.18.Counterparts and Facsimile Signatures. This GUC Trust Agreement may be executed in counterparts and a facsimile or other electronic form of signature shall be of the same force and effect as an original.
12.19.Interpretation. Use of the word “including” necessarily means “including without limitation” without repeating same each time “including” is used in this GUC Trust Agreement.
12.20.Jurisdiction. To the fullest extent permitted by applicable law, the Bankruptcy Court shall have exclusive jurisdiction regarding the GUC Trust, the GUC Trustee, and the GUC Trust Assets, including the determination of all disputes arising out of or related to administration of the GUC Trust. The parties expressly consent to the Bankruptcy Court hearing and exercising such judicial power as is necessary to finally determine all such disputes and matters. If the Bankruptcy Court abstains from exercising, or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this GUC Trust Agreement, then the provisions of this GUC Trust Agreement shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter, and all applicable references in this GUC Trust Agreement to an order or decision of the Bankruptcy Court shall instead mean an order or decision of such other court of competent jurisdiction. For the avoidance of doubt, to the extent that the Bankruptcy Court abstains from exercising, or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising in, arising under, or relating to matters as set forth in this GUC Trust Agreement, the GUC Trustee shall be permitted to seek a trust instruction or similar proceeding in the courts of the State of New York located in New York County or in the courts of the State of Minnesota, or in the U.S. federal courts located in the Southern District of New York or in the District of Minnesota.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this GUC Trust Agreement as of the day and year written above.

DEBTORS:
Azul S.A., et al.
By:    /s/ John Peter Rodgerson
Name: John Peter Rodgerson
Title: Chief Executive Officer

GUC TRUSTEE:
U.S. Bank Trust National Association
By:    /s/ Dave Diaz
Name: Dave Diaz
Title: Vice President

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